Discovery Communications, LLC (rated Baa2/BBB, stable/stable) has mandated BNP Paribas and J.P. Morgan to arrange a series of fixed income investor meetings in the UK and Europe commencing Tuesday, 25 February.  A Euro-denominated capital markets transaction may follow, subject to market conditions.  FCA / ICMA stabilisation.

Tuesday, 25 February – Amsterdam Group Breakfast / Paris Group Lunch + 1x1s
Wednesday, 26 February – Germany 1x1s + Telephonics
Thursday, 27 February – London West End Group Breakfast + London City Group Lunch + 1x1s

***

Discovery Communications, Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission. Any offering by Discovery Communications, LLC will be made only by means of a prospectus and related prospectus supplement, which will be available for free by visiting the SEC's website at www.sec.gov.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities law of any such jurisdiction.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication.